CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING REDEEMABLE PREFERRED STOCK
OF
HEWLETT PACKARD ENTERPRISE COMPANY

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
The following resolutions were duly adopted by the Board of Directors (the “Board of Directors”) of Hewlett Packard Enterprise Company, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware:
WHEREAS, the Corporation has entered into an exchange agreement (the “Exchange Agreement”) with Hewlett-Packard Software, LLC (the “Affiliate”), pursuant to which the Corporation has agreed to issue to the Affiliate shares of a series of preferred stock of the Corporation having the powers, preferences and relative participating, optional or other special rights set forth herein, in exchange for the shares of common stock of the Corporation, par value $0.01 per share (the “Common Stock”), held by the Affiliate;
WHEREAS, the Corporation, Everett SpinCo, Inc. (“Everett”) and the other parties thereto have entered into a Separation and Distribution Agreement, dated as of May 24, 2016 (the “Everett SDA”);
WHEREAS, the Corporation, Seattle SpinCo, Inc. (“Seattle”) and the other parties thereto have entered into a Separation and Distribution Agreement, dated as of September 7, 2016 (the “Seattle SDA”);
WHEREAS, the Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Charter”), by resolution to provide for the issuance of shares of preferred stock of the Corporation in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof;
WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to designate a new series of preferred stock of the Corporation; and
WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to establish and fix the terms of a series of preferred stock of the Corporation and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Article IV of the Charter (which authorizes 300,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”)) and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the designation, powers, privileges, preferences, and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a new series of Preferred Stock; and be it further
RESOLVED, that each share of such new series of Preferred Stock shall rank equally in all respects with each other share of such series and shall be subject to the following provisions:
Section 1.Designation and Number. The Board of Directors hereby designates a series of preferred stock of the Corporation entitled the “Series A Junior Participating Redeemable Preferred Stock” (the “Series A Junior Participating Redeemable Preferred Stock”). The total number of Series A Junior Participating Redeemable Preferred Stock that may be issued pursuant to this Certificate shall be 1,275,431, but such Series A Junior Participating Redeemable Preferred Stock shall only be issuable pursuant to the Exchange Agreement.
Section 2.Ranking. The Series A Junior Participating Redeemable Preferred Stock shall, with respect to the payment of distributions of the Corporation and rights upon the dissolution, liquidation or winding-up of the Corporation, subject to Section 3 of this Certificate, rank: (i) pari passu to the Series B Junior Participating Redeemable Preferred Stock of the Corporation and junior to any other series of Preferred Stock (unless the terms of such other series of Preferred Stock expressly state otherwise) and (ii) pari passu with the Common Stock.
Section 3.Distributions; Liquidation Rights. Each holder of a share of Series A Junior Participating Redeemable Preferred Stock shall be entitled to receive, on a pari passu basis, any distributions payable to a holder of one share of Common Stock, multiplied by the Redemption Rate then in effect; provided that no share of Series A Junior Participating Redeemable Preferred Stock shall be entitled to receive any distribution by the Corporation of: (i) shares of common stock, par value $0.01 per share, of Everett; or (ii) shares of Class A common stock, par value $0.01 per share, of Seattle.
Section 4.Maturity. The Series A Junior Participating Redeemable Preferred Stock shall be perpetual.
Section 5.Redemption.
(a)    Optional Redemption. Prior to the Record Date for the Distribution (as such terms are defined in the Seattle SDA), the Corporation may, at its option and without further notice required, redeem at any time all (but not less than all) of the Series A Junior Participating Redeemable Preferred Stock at the Redemption Rate (as defined below); provided that the Corporation may at its option deliver cash in lieu of any fractional shares of Common Stock to which a holder of shares of Series A Junior Participating Redeemable Preferred Stock would otherwise be entitled. “Redemption Rate” shall mean, for each share of Series A Junior Participating Redeemable Preferred Stock, 100 shares of Common Stock; provided that from and after the Distribution Time (as defined in the Everett SDA), “Redemption Rate” shall mean, for each share of Series A Junior Participating Redeemable Preferred Stock, a number of shares of Common Stock having a value (determined based on the average of the high and low “ex-distribution” trading price of Common Stock trading under the symbol “HPE WI” on the New York Stock Exchange on the Trading Day (as defined below) that immediately precedes the Distribution Date (as defined in the Everett SDA)) equal to (x) 100 multiplied by (y) the value of one share of Common Stock (determined based on the average of the high and low “regular way” trading price of Common Stock trading under the symbol “HPE” on the New York Stock Exchange on the Trading Day that immediately precedes the Distribution Date (as defined in the Everett SDA)).

(b)    Mandatory Redemption. At the Distribution Time (as defined in the Seattle SDA), each share of the Series A Junior Participating Redeemable Preferred Stock shall, without any further action on the part of the Corporation or any holder thereof, be redeemed for a number of shares of Class B common stock, par value $0.01 per share, of Seattle (“Seattle Class B Common Stock”) having a value (determined based on the (i) Exchange Ratio (as defined in the Merger Agreement (as defined in the Seattle SDA)) multiplied by (ii) the average of the high and low trading price of the ordinary shares of £0.10 each in the capital of Micro Focus International plc (“Micro Focus Common Stock”) trading under the symbol “MCRO” on the London Stock Exchange on the Trading Day that immediately precedes the Distribution Date (as defined in the Seattle SDA)) equal to (x) the Redemption Rate in effect as of the Distribution Time (as defined in the Seattle SDA) multiplied by (y) the value of one share of Common Stock (determined based on the average of the high and low “regular way” trading price of Common Stock trading under the symbol “HPE” on the New York Stock Exchange on the Trading Day that immediately precedes the Distribution Date (as defined in the Seattle SDA)); provided that the Corporation may at its option deliver cash in lieu of any fractional shares of Seattle Class B Common Stock to which a holder of shares of Series A Junior Participating Redeemable Preferred Stock would otherwise be entitled.
(c)    Except as provided in this Section 5, the Series A Junior Participating Redeemable Preferred Stock is not convertible into or redeemable for any other property or securities of the Corporation, Everett or Seattle.
(d)    Shares of Series A Junior Participating Redeemable Preferred Stock that have been issued and redeemed or reacquired in any manner shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock undesignated as to series, and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Preferred Stock; provided that any issuance of such shares as Series A Junior Participating Redeemable Preferred Stock must be in compliance with the terms hereof.
(e)    “Trading Day” shall mean a day on which shares of Common Stock or Micro Focus Common Stock, as applicable are traded on the New York Stock Exchange and the London Stock Exchange, respectively.

Section 6.Voting Rights.
(a)    Each share of Series A Junior Participating Redeemable Preferred Stock shall entitle the holder thereof to a number of votes equal to the Redemption Rate then in effect on all matters submitted to a vote of the stockholders of the Corporation; provided that while these shares are held by a subsidiary of the Corporation, they will not be entitled to any voting rights except as hereinafter provided in this Section 6, as otherwise provided in the Charter or as otherwise required by law.

(b)    The affirmative consent or approval of holders of any materially and disproportionately adversely affected outstanding shares of Series A Junior Participating Redeemable Preferred Stock shall be required to alter, repeal or amend any provisions of the Charter or this Certificate, whether by merger, consolidation, combination, reclassification or otherwise (an “Event”), if the alteration, repeal or amendment would materially and disproportionately adversely affect the rights, powers or preferences of the holders of shares of Series A Junior Participating Redeemable Preferred Stock; provided, however, that (i) an Event will not be deemed to materially and disproportionately adversely affect such rights, powers or preferences, in each such case where each share of Series A Junior Participating Redeemable Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences and other rights, privileges, voting powers, restrictions, limitations and terms or conditions of redemption thereof identical in all material respects to that of a share of Series A Junior Participating Redeemable Preferred Stock; (ii) the creation, or increase in the authorized number of shares, of Common Stock or Preferred Stock of any kind will not be deemed to materially and disproportionately adversely affect such rights, powers or preferences; and (iii) neither the Distribution (as defined in the Everett SDA) nor the Distribution (as defined in the Seattle SDA) will be deemed to materially and disproportionately adversely affect such rights, powers or preferences.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its Senior Vice President, Deputy General Counsel and Assistant Secretary on March 17, 2017.

HEWLETT PACKARD ENTERPRISE COMPANY

By: /s/ Rishi Varma
Name: Rishi Varma
Title: Senior Vice President, Deputy General Counsel and Assistant Secretary

[Signature Page to Certificate of Designation of
Series A Junior Participating Redeemable Preferred Stock]